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                                                                                 Exhibit 99(f)

                              System Energy Resources, Inc.
                Computation of Ratios of Earnings to Fixed Charges and
                           Ratios of Earnings to Fixed Charges


                                                                                                     June 30,
                                                     1991      1992      1993      1994      1995      1996
Fixed charges, as defined:
  Interest on long-term debt                        $218,538  $196,618  $184,818  $162,517  $136,916  $136,288
  Interest on notes payable                               --        --        --        88       473       571
  Amortization of expense and premium on debt-net      7,495     6,417     4,520     6,731     6,104     6,109
  Interest applicable to rentals                      10,007     6,265     6,790     7,546     6,475     8,394
  Other interest charges                               3,617     1,506     1,600     7,168     8,019     8,301
                                                    ----------------------------------------------------------
Total fixed charges, as defined                     $239,657  $210,806  $197,728  $184,050  $157,987  $159,663
                                                    ==========================================================
Earnings as defined:
  Net Income                                        $104,622  $130,141   $93,927    $5,407   $93,039   $93,584
  Add:
    Provision for income taxes:
      Federal and State                              (26,848)   35,082    48,314    67,477   120,830   134,180
      Deferred Federal and State - net                37,168    23,648    60,690   (27,374)  (41,871)  (50,890)
    Investment tax credit adjustment - net            63,256    30,123   (30,452)   (3,265)   (3,466)   (3,466)
    Fixed charges as above                           239,657   210,806   197,728   184,050   157,987   159,663
                                                    ----------------------------------------------------------
Total earnings, as defined                          $417,855  $429,800  $370,207  $226,295  $326,519  $333,071
                                                    ==========================================================
Ratio of earnings to fixed charges, as defined          1.74      2.04      1.87      1.23      2.07      2.09
                                                    ==========================================================



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